Press Release

Exhibit 99.1

FOR IMMEDIATE RELEASE

DOLLAR THRIFTY AUTOMOTIVE GROUP

PROVIDES FOURTH QUARTER UPDATE

Tulsa, Oklahoma, December 9, 2009: Dollar Thrifty Automotive Group, Inc. (NYSE: DTG) today provided an update on its outlook for the fourth quarter and full year of 2009. The Company announced that it expects fourth quarter Corporate Adjusted EBITDA to be within a range of $10 million to $15 million, up significantly from a loss of $43.4 million in the comparable quarter of 2008. Based on these expected results, the Company’s full year 2009 Corporate Adjusted EBITDA would range from $83 million to $88 million, up from a loss of $2.3 million in 2008. The Company confirmed its prior guidance of an 8 to 10 percent decline in rental revenues for the full year of 2009 compared to 2008.

“Our strategy for 2009 involved a significant number of actions to return the Company to profitability while navigating through the significant challenges of the current economic downturn. We are very pleased with how the Company has performed during 2009 and the way the year is ending. We believe the success of the actions taken in 2009, combined with our recent equity offering, position the Company well for 2010 and beyond,” said Scott L. Thompson, Chief Executive Officer and President. “We greatly appreciate the support that we received in 2009 from our manufacturer partners, our lenders and our employees as we worked to significantly change the Company’s direction and competitive position,” said Thompson.

The above data relating to the fourth quarter results are preliminary estimates based on information available at this time, and will be updated in conjunction with the Company’s fourth quarter earnings release.

About Dollar Thrifty Automotive Group, Inc.

Dollar Thrifty Automotive Group, Inc. is headquartered in Tulsa, Oklahoma. Driven by the mission “Value Every Time,” the Company's brands, Dollar Rent A Car and Thrifty Car Rental, serve value-conscious travelers in over 70 countries. Dollar and Thrifty have over 600 corporate and franchised locations in the United States and Canada, operating in virtually all of the top U.S. and Canadian airport markets. The Company's approximately 6,400 employees are located mainly in North America, but global service capabilities exist through an expanding international franchise network. For additional information, visit www.dtag.com or the brand sites at www.dollar.com and www.thrifty.com.

This press release contains “forward-looking statements” about our expectations, plans and performance. These statements use such words as “may,” “will,” “expect,” “believe,” “intend,” “should,” “could,” “anticipate,” “estimate,” “forecast,” “project,” “plan” and similar expressions. These statements do not guarantee future performance and Dollar Thrifty Automotive Group, Inc. assumes no obligation to update them. Risks and uncertainties that could materially affect future results include:

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the impact of persistent pricing and demand pressures, particularly in light of the continuing volatility in the global financial markets, constrained credit markets and concerns about global economic prospects, which have continued to depress consumer confidence and spending levels and could affect the ability of our customers to meet their payment obligations to us;

•	whether ongoing governmental and regulatory initiatives in the United States and elsewhere to stimulate economic growth will be successful;
•	the effectiveness of other actions we take to manage costs and liquidity and whether further reductions in the scope of our operations will be necessary;
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our ability to obtain cost-effective financing as needed (including replacement of asset backed medium term notes and other indebtedness as it comes due) without unduly restricting operational flexibility, particularly if global economic conditions and credit markets fail to improve;

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our ability to comply with financial covenants or to obtain necessary amendments or waivers, and the impact of the terms of any required amendments or waivers, such as potential reductions in lender commitments;

•	whether efforts to revitalize the U.S. automotive industry are successful, particularly in light of our dependence on vehicle supply from U.S. automotive manufacturers;
•	the impact of pricing and other actions by competitors;
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our ability to manage the consequences under our financing agreements of an event of bankruptcy with respect to any of the monoline insurers that provide credit support for our asset backed financing structures;

•	the cost and other terms of acquiring and disposing of automobiles and the impact of conditions in the used car market on our ability to reduce our fleet capacity as and when projected by our plans;
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the potential for significant cash tax payments in 2009 and 2010 as a result of the reduction in our fleet size and the resulting impact of our inability to defer gains on the disposition of our vehicles under our like-kind exchange program;

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our ability to manage our fleet mix to match demand and reduce vehicle depreciation costs, particularly in light of the significant increase in the level of Non-Program Vehicles (i.e., those vehicles not acquired through a guaranteed residual value program) in our fleet and our exposure to the used car market;

•	the impact of our strategy to increase holding periods for vehicles in our fleet, including potential adverse customer perceptions of the quality of our fleet and increased servicing costs;
•	airline travel patterns, including disruptions or reductions in air travel resulting from airline bankruptcies, industry consolidation, capacity reductions and pricing actions;
•	local market conditions where we and our franchisees do business, including whether franchisees will continue to have access to capital as needed;
•	volatility in gasoline prices;

•	access to reservation distribution channels;
•	disruptions in the operation or development of information and communication systems that we rely on, including those relating to methods of payment;
•	the cost of regulatory compliance and the outcome of pending litigation; and
•	the impact of natural catastrophes and terrorism.

Forward-looking statements should be considered in light of information in this press release and other filings we make with the Securities and Exchange Commission.

Contacts:

Financial:	H. Clifford Buster III	Media: Chris Payne
Chief Financial Officer	Senior Manager
(918) 669-3277	Corporate Communications
(918) 669-2236
Kindra Marts	chris.payne@dtag.com
Director
Investor Relations
(918) 669-2119
kindra.marts@dtag.com